SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

August 5, 2004 (August 5, 2004)

Mission Resources Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-09498	76-0437769
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Lamar

Suite 1455

Houston, Texas 77010-3039

(Address and Zip Code of Principal Executive Offices)

(713) 495-3000

(Registrant’s telephone number, including area code)

Item 12. Results of Operations and Financial Condition.

On August 5, 2004, Mission Resources Corporation reported financial and operational results for the second quarter of 2004.

•	Second quarter 2004 average daily production was 67.6 million cubic feet of gas equivalent (“Mmcfe”), near the high end of quarterly guidance of 64 to 68 Mmcfe.

•	Second quarter 2004 discretionary cash flow was $14.6 million and net loss was $1.1 million. Absent a non-recurring, non-cash loss on the extinguishment of the 10 7/8% senior subordinated notes due 2007 and previous credit facilities ($2.6 million, net of taxes), net income was $1.5 million for the second quarter of 2004. Net cash provided by operating activities was $10.8 million for the second quarter of 2004.

•	Recurring lease operating expenses in the second quarter of 2004 were $1.08 per Mcfe, a 28% reduction from the second quarter of 2003. This figure compares with quarterly guidance of $1.18 to $1.28 per Mcfe. The $1.08 amount does not reflect the favorable impact of a one-time refund in Waddell Ranch field that relates to previous periods.

•	Mid-year reserve update reflects a 190% production replacement as of June 30, 2004 with a PV-10 value of $407 million for proved reserves using period-end SEC pricing.

•	Full-year 2004 production guidance has increased 5% from 62 – 66 Mmcfe to 65 – 69 Mmcfe and lease operating expense guidance has decreased 7% to a range of $1.07 - $1.17 per mcfe. Adjusted EBITDA and discretionary cash flow full-year guidance has increased 10% and 13%, respectively.

“We are pleased with the results of the second quarter and our recent independent reserve report. The increased production rate, improved lifting costs and significant reserve additions are a direct result of our focused efforts to create value for all of our stakeholders,” said Robert L. Cavnar, Chairman, President and Chief Executive Officer. “Since the financial and operating condition of the Company has improved, we deemed it appropriate to have Petrie Parkman look at strategic alternatives in addition to the actions we have already taken to enhance stockholder value. This process is underway.”

Capital Expenditures and Drilling Update: A capital budget of $34.0 million was originally adopted for 2004. As a result of higher discretionary cash flows, we increased the capital expenditure budget by 50% of discretionary cash flows that exceed the original budget, plus $3 million of proceeds from the sale of Mission’s rights in the Tranquillon Ridge prospect, offshore California. The remaining 50% of excess discretionary cash flow is being used to pay down long-term debt. Using estimated prices of $35.00 per barrel for oil and $5.50 per mcf for gas, we anticipate spending approximately $48.0 million in 2004, with approximately 69% for development drilling, 17% for exploration and 14% for seismic, land and corporate assets.

During the second quarter of 2004, Mission spent $10.5 million for development activity, $0.7 million for exploration and $0.6 million for seismic data, land and corporate assets. To date in

2004, Mission has participated in the drilling of 37 development wells and two exploratory wells with 16 wells currently in progress. Of the development wells, 32 are located in the Permian Basin and five are located onshore Gulf Coast. Nine of the wells in progress are located in the Permian Basin, three are onshore Gulf Coast, three are in the Gulf of Mexico and one is in Oklahoma.

Development activities are currently ongoing in the Brahaney Unit in Yoakum County, Texas, the TXL North Unit in Ector County, Texas and in the Jalmat field in Lea County, New Mexico. We have also recompleted the High Island 552 #A-7 in offshore Gulf of Mexico, and drilled the Bowie Lumber #25 in Lafourche Parish, Louisiana and the JL&S #147 and #148 wells in the W. Lake Verret field in St. Martin Parish, Louisiana. In addition, the exploratory test in Goliad County, Texas, the Barry #1, is currently producing. The result of our capital program, to date, is an increase in net daily production to approximately 71 Mmcfe.

Capital Structure: This quarter we completed our debt restructuring by issuing $130 million of 9 7/8% senior notes due 2011, executing a new senior secured revolving credit facility and second lien term loan, and retiring the remaining 10 7/8% senior subordinated notes and previous credit facilities. Since the end of 2003, Mission has reduced its total debt from $198.5 million to $169.5 million at June 30, 2004. Debt to book capitalization at the end of June stood at 63% compared to 73% at the end of 2003. Weighted average cost of debt has been reduced from 11.9% at March 31, 2004 to 8.7% at June 30, 2004.

Recent Developments: Recently, Mission announced that it has retained Petrie Parkman & Co., Inc. to assist it in evaluating strategic alternatives designed to enhance stockholder value. There can be no assurance that any transaction will be entered into or completed as a result of this process.

On July 27, 2004, Mission entered into new oil collars for the fourth quarter of 2004 through the end of 2006. Please see the attached table for a complete list of all hedging agreements.

On July 29, 2004, Mission announced an updated independent reserve report reflecting June 30, 2004 proved reserves of approximately 217 billion cubic feet of gas equivalent (“Bcfe”) versus reported December 31, 2003 proved reserves of 178 Bcfe, and announced year-end reserves pro forma for the Jalmat acquisition of 209 Bcfe.

Net Income (Loss): Mission reported a net loss for the second quarter of 2004 of ($1.1) million or ($0.03) per share - diluted compared to a net loss of ($3.0) million or ($0.13) per share - diluted in the second quarter of 2003. The current quarter of 2004 reflects a $4.1 million loss on the extinguishment of the 10 7/8% senior subordinated notes and previous credit facilities ($2.6 million, net of taxes). Absent this non-recurring, non-cash loss, Mission would reflect net income of $1.5 million or $0.04 per share – diluted for the second quarter of 2004. (See the attached schedule for a reconciliation of net income (loss) to net income before debt extinguishment.)

Net loss for the six months ended June 30, 2004 was ($0.7) million or ($0.02) per share - diluted compared to net income of $7.7 million or $0.33 per share - diluted for the same period of 2003. A $22.4 million gain on the extinguishment of debt ($14.5 million, net of taxes) and a ($1.7) million cumulative effect of a change in accounting method, net of taxes, was reflected in the year to date period ended June 30, 2003. Absent these two items, net loss in the year to date period ended June 30, 2003 would have been ($5.1) million or ($0.22) per share – diluted. (See the attached schedule for a reconciliation of net income (loss) to net income before debt extinguishment.)

Discretionary Cash Flow and Earnings before Interest, Taxes and Non-Cash Items: Discretionary cash flow for the second quarter of 2004 totaled $14.6 million compared to $5.0 million in the second quarter of 2003. Earnings before interest, taxes and other non-cash items (“adjusted EBITDA”) for the second quarter of 2004 totaled $19.8 million when compared to the same measure for the second quarter of 2003 of $10.9 million. Net cash provided by operating activities was $10.8 million and $4.6 million for the second quarters ended June 30, 2004 and 2003, respectively. (See the attached schedule for a reconciliation of net income (loss) to adjusted EBITDA and of net cash provided by operating activities to discretionary cash flow.)

Discretionary cash flow for the first half of 2004 totaled $26.0 million compared to $10.3 million in the first half of 2003. Adjusted EBITDA for the first half of 2004 totaled $36.9 million when compared to the same measure for the first half of 2003 of $22.4 million. Net cash provided by operating activities was $29.5 million and $10.1 million for the six months ended June 30, 2004 and 2003, respectively. (See the attached schedule for the reconciliation of net income (loss) to adjusted EBITDA and of net cash provided by operating activities to discretionary cash flow.)

Production & Revenue: Production for the second quarter of 2004 averaged 67.6 Mmcfe per day and was above the 2003 level of 61.8 Mmcfe per day. Production improvements were primarily attributable to the Jalmat field in Lea County, New Mexico, the LeBlanc well in Vermilion Parish, Louisiana, South Marsh Island and High Island Block A-553 fields, Offshore Gulf of Mexico. These increases more than replaced the high-cost oil production from the Raccoon Bend and East Texas fields sold in the last half of 2003.

The average realized oil price, including the effect of hedges, for the second quarter of 2004 was $29.36 per barrel, an increase of 14% over the $25.85 per barrel realized oil price in the same quarter of 2003. The average realized gas price, including the effect of hedges, in the second quarter of 2004 was $5.30 per Mcf, a 20% increase over the average gas price of $4.40 per Mcf realized in the same quarter of 2003.

Lease Operating Expenses: Lease operating expenses (“LOE”) for the second quarter declined significantly to $0.99 per Mcfe in the second quarter of 2004 from $1.49 per Mcfe in the second quarter of last year. The current quarter reflects a one-time favorable LOE refund in the Waddell Ranch field, Crane County, Texas of approximately $575,000 or $0.09 per Mcfe. Absent this non-recurring item, LOE was $1.08 per Mcfe for the current quarter. This is a 28% improvement over the second quarter of 2003.

Outlook: Guidance on performance for the third quarter and full year of 2004 (previous and updated) is as follows:

	Third Quarter 2004	Previous Full-Year 2004	Updated Full-Year 2004
Estimated Daily Production	Daily Average	Daily Average	Daily Average
Crude Oil (Barrels)	4,700 – 5,000	4,300 – 4,600	4,400 – 4,700
Natural Gas (Mmcf)	41 – 46	35 – 40	38 – 43
Total (Mmcfe)	70 – 74	62 – 66	65 – 69

Operating expenses	Per Mcfe	Per Mcfe	Per Mcfe
Lease operating expense	$1.07 - $1.17	$1.15 - $1.25	$1.07 - $1.17
Taxes other than income	$0.43 - $.48	$0.35 - $0.40	$0.39 - $0.44
Depreciation, depletion and amortization	$1.75 - $1.85	$1.85 - $1.95	$1.80 - $1.90
General and administrative	$0.45 - $0.50	$0.45 - $0.50	$0.45 - $0.50

Cash Interest Expense (1)	$3.6 - $4.1 million	$17 – $19 million	$17 – $19 million

Income Tax Rate	36.5%, all deferred	36.5%, all deferred	36.5%, all deferred
Adjusted EBITDA	Not disclosed	$67.8 million (2)	$74.4 million (3)
Discretionary Cash Flow	Not disclosed	$49.8 million (2)	$56.4 million (3)

(1)	Excludes non-cash interest expense of approximately $425,000 and $1.8 million for the third quarter of 2004 and the full year 2004, respectively.
(2)	Previous adjusted EBITDA and Discretionary Cash Flow guidance was based on the following assumptions for the full year of 2004 (i) $33.00/$5.50 NYMEX prices for the remainder of 2004 with an oil differential of ($0.92) and gas differential of ($0.10), (ii) all production and expense numbers use mid-point of guidance previously disclosed and (iii) 50% of discretionary cash flow above capital expenditures of $34 million used to reduce debt. (See the attached schedule for the reconciliation of net income (loss) to adjusted EBITDA and of net cash provided by operating activities to discretionary cash flow.)
(3)	Updated adjusted EBITDA and Discretionary Cash Flow guidance is based on the following assumptions for the full year of 2004 (i) $35.00/$5.50 NYMEX prices for the remainder of 2004 with an oil differential of ($1.11) and gas differential of ($0.15), (ii) all production and expense numbers use mid-point of guidance disclosed and (iii) 50% of discretionary cash flow above capital expenditures of $34 million used to reduce debt. (See the attached schedule for the reconciliation of net income (loss) to adjusted EBITDA and of net cash provided by operating activities to discretionary cash flow.)

Conference Call Information: Mission will hold its quarterly conference call to discuss second quarter 2004 results on Thursday, August 5, 2004 at 10:00 a.m. Central Time. To participate, dial (877) 894-9681 a few minutes before the call begins. Please reference Mission Resources, conference ID 8744827. The call will also be broadcast live over the Internet from the Company’s web site at www.mrcorp.com. A replay of the conference call will be available approximately two hours after the end of the call until Friday, August 20, 2004. To access the replay, dial (800) 642-1687 and reference conference ID 8744827. In addition, the web cast will also be archived on the Company’s Web site.

About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

MISSION RESOURCES

STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUES:
Oil revenues	$11,860	$13,805	$22,904	$27,691
Gas revenues	19,775	10,633	37,527	22,484
Gain (loss) on extinguishment of debt	(4,081)	—	(2,656)	22,375
Interest and other income (expense)	(379)	187	(1,189)	722

	27,175	24,625	56,586	73,272

COSTS AND EXPENSES:
Lease operating expense	6,100	8,364	13,206	17,254
Taxes other than income	2,483	2,152	4,177	4,845
Transportation costs	63	102	88	192
Asset retirement obligation accretion expense	271	343	542	688
Depreciation, depletion and amortization	11,600	8,904	22,264	17,926
General and administrative expenses	2,956	2,860	5,779	5,432
Interest expense	5,445	6,432	11,707	12,459

	28,918	29,157	57,763	58,796

INCOME (LOSS) BEFORE TAXES AND CHANGE IN ACCTG METHOD	(1,743)	(4,532)	(1,177)	14,476
Income tax expense (benefit)
Current	49	—	144	75
Deferred	(686)	(1,586)	(575)	4,992

	(637)	(1,586)	(431)	5,067

INCOME (LOSS) BEFORE CHANGE IN ACCOUNTING METHOD	$(1,106)	$(2,946)	$(746)	$9,409

Cumulative effect of a change in accounting method, net of deferred tax	—	—	—	(1,736)

NET INCOME (LOSS)	$(1,106)	$(2,946)	$(746)	$7,673

Earnings per share before change in acctg method	$(0.03)	$(0.13)	$(0.02)	$0.40
Earnings per share before change in acctg method - diluted (1)	$(0.03)	$(0.13)	$(0.02)	$0.40
Earnings per share	$(0.03)	$(0.13)	$(0.02)	$0.33
Earnings per share - diluted	$(0.03)	$(0.13)	$(0.02)	$0.33

Weighted avg. common shares outstanding	40,591	23,508	36,101	23,508
Weighted avg. common shares outstanding - diluted (1)	40,591	23,508	36,101	23,594

Discretionary cash flow (2)	$14,614	$4,988	$26,010	$10,304

Adjusted EBITDA (3)	$19,785	$10,913	$36,925	$22,442

(1)	Due to a potential antidilutive effect in loss periods, weighted average common shares outstanding were used for periods with a loss.
(2)	Discretionary cash flows consists of net income excluding non-cash items. Non-cash items include depreciation depletion and amortization, gain (loss) due to hedge ineffectiveness (FAS 133), gain (loss) on interest rate swap, amortization of debt issue costs, amortization of bond premium, gain on extinguishment of debt, asset retirement accretion expense, receivable write-offs, cumulative effect of a change in accounting method, equity interest in earnings of White Shoal Pipeline and deferred taxes.
(3)	Adjusted EBITDA consists of earnings before interest expense, taxes, and non-cash items detailed in footnote (2)

MISSION RESOURCES

SUMMARY OPERATING INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
AVERAGE SALES PRICE, INCLUDING THE EFFECT OF HEDGES:
Oil ($/Bbl)	$29.36	$25.85	$28.49	$25.27
Gas ($/Mcf)	$5.30	$4.40	$5.40	$4.73
Equivalent ($/Boe)	$30.83	$26.08	$30.80	$26.58
Equivalent ($/Mcfe)	$5.14	$4.35	$5.13	$4.43

AVERAGE SALES PRICE, EXCLUDING THE EFFECT OF HEDGES:
Oil ($/Bbl)	$37.05	$28.81	$35.70	$29.74
Gas ($/Mcf)	$5.63	$5.23	$5.60	$5.74
Equivalent ($/Boe)	$35.07	$29.91	$34.44	$31.71
Equivalent ($/Mcfe)	$5.85	$4.99	$5.74	$5.28

AVERAGE DAILY PRODUCTION:
Oil (Bbls)	4,440	5,868	4,418	6,055
Gas (Mcf)	41,000	26,549	38,170	26,260
Equivalent (Boe)	11,273	10,293	10,780	10,432
Equivalent (Mcfe)	67,640	61,757	64,678	62,590

TOTAL PRODUCTION:
Oil (MBbls)	404	534	804	1,096
Gas (MMcf)	3,731	2,416	6,947	4,753
Equivalent (MBoe)	1,026	937	1,962	1,888
Equivalent (MMcfe)	6,155	5,620	11,771	11,329

OPERATING COSTS PER MCFE:
Lease operating expense	$0.99	$1.49	$1.12	$1.52
Taxes other than income	$0.40	$0.38	$0.35	$0.43
General and administrative expenses	$0.48	$0.51	$0.49	$0.48
Depreciation, depletion, and amortization (1)	$1.85	$1.56	$1.86	$1.56

(1)	Depreciation of furniture and fixtures is excluded.

MISSION RESOURCES

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	June 30, 2004	December 31, 2003
ASSETS:
Current assets	$31,563	$47,454
Property, plant and equipment, net	324,572	302,128
Leasehold, furniture and equipment, net	2,268	2,340
Other assets	8,994	5,404

	$367,397	$357,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$45,481	$31,177
Term loan facility	25,000	80,000
Revolving credit facility	14,500	—
Senior 9 7/8% notes due 2011	130,000	—
Senior subordinated 10 7/8% notes due 2007	—	117,426
Unamortized premium on senior subordinated notes	—	1,070
Deferred tax liability	18,684	20,346
Other long-term liabilities, excluding current portion	3,308	210
Asset retirement obligation, excluding current portion	31,381	32,157
Stockholders’ equity	109,425	80,647
Other comprehensive income (loss), net of taxes	(10,382)	(5,707)

	$367,397	$357,326

MISSION RESOURCES
CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
	Six Months Ended June 30,
	2004	2003
OPERATING ACTIVITIES:
Net income (loss)	$(746)	$7,673
Adjustments to reconcile net income (loss) to net cash provided by operating activities	26,756	2,631
Net changes in operating assets and liabilities	3,442	(192)

Net cash provided by operating activities	29,452	10,112

INVESTING ACTIVITIES:
Acquisition of oil and gas properties	(30,344)	(453)
Capital expenditures	(22,365)	(14,858)
Leasehold, furniture and equipment	(304)	(783)
Proceeds from sales of properties	8,556	3,170
Distribution from White Shoal Pipeline	178	—

Net cash used in investing activities	(44,279)	(12,924)

FINANCING ACTIVITIES:
Proceeds from borrowings	176,500	80,000
Repayment of senior subordinated notes & credit facilities	(176,011)	(71,700)
Stock issuance costs, net of proceeds	(51)	—
Financing costs	(7,236)	(4,420)
Restricted cash held for investments	24,877	—

Net cash provided by financing activities	18,079	3,880

Net increase in cash and cash equivalents	3,252	1,068
Cash and cash equivalents at beginning of period	2,234	11,347

Cash and cash equivalents at end of period	$5,486	$12,415

MISSION RESOURCES

NON-GAAP DISCLOSURE RECONCILIATION

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
NET CASH PROVIDED BY OPERATING ACTIVITIES	$10,759	$4,616	$29,452	$10,112
Change in assets and liabilities	3,855	372	(3,442)	192

DISCRETIONARY CASH FLOW *	$14,614	$4,988	$26,010	$10,304

NET INCOME (LOSS)	$(1,106)	$(2,946)	$(746)	$7,673
Interest expense (1)	5,122	5,925	10,771	12,063
Gain on interest rate swap (1)	—	—	—	(520)
Amort. of deferred financing costs and bond prem. (1)	323	507	936	916
Income tax expense (benefit)	(637)	(1,586)	(431)	5,067
Depreciation, depletion and amortization	11,600	8,904	22,264	17,926
Gain (loss) on extinguishment of debt	4,081	—	2,656	(22,375)
Earnings - White Shoal Pipeline (2)	(15)	(26)	(31)	(316)
Cumulative effect of a chg. in acct. method, net of tax	—	—	—	1,736
Asset retirement accretion expense	271	343	542	688
Receivable write-offs (2)	4	—	399	—
Loss (gain) due to hedge ineffectiveness (2)	142	(208)	565	(416)

ADJUSTED EBITDA *	$19,785	$10,913	$36,925	$22,442

NET INCOME (LOSS)	$(1,106)	$(2,946)	$(746)	$7,673
Loss (gain) on extinguishment of debt, net of tax	2,591	—	1,687	(14,544)
Cumulative effect of a chg. in acct. method, net of tax	—	—	—	1,736

NET INCOME (LOSS) BEFORE LOSS (GAIN) AND CUMULATIVE CHANGE **	$1,485	$(2,946)	$941	$(5,135)

(1)	Included in interest expense
(2)	Included in interest and other income (expense)
*	NOTE - Management believes that adjusted EBITDA and discretionary cash flow are relevant and useful information which are commonly used by analysts, investors and other interested parties in the oil and gas industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of Mission’s ability to meet its future requirements for debt service, capital expenditures and working capital. Adjusted EBITDA and discretionary cash flow should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles (“GAAP”) or as a measure of our profitability or liquidity. Adjusted EBITDA and discretionary cash flow exclude components that are significant in understanding and assessing our results of operations and cash flows. In addition, adjusted EBITDA and discretionary cash flow are not terms defined by GAAP and, as a result, our measures of adjusted EBITDA and discretionary cash flow might not be comparable to similarly titled measures used by other companies.
**	NOTE - Management believes net loss before gain on extinguishment of debt and cumulative effect of a change in accounting method is relevant and useful information. We believe it gives a clearer picture of the Company’s performance excluding material non-recurring transactions. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating perfomance. Net loss before gain on extinguishment of debt and cumulative effect of a change in accounting method should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

MISSION RESOURCES

NON-GAAP DISCLOSURE RECONCILIATION

(Amounts in millions)

	Previous Guidance Full Year 2004	Updated Guidance Full Year 2004
NET CASH PROVIDED BY OPERATING ACTIVITIES *	$54.9	$57.8
Change in assets and liabilities	(5.1)	(1.4)

DISCRETIONARY CASH FLOW **	$49.8	$56.4

NET INCOME *	$2.5	$3.3
Interest expense (1)	18.0	18.0
Amort. of deferred financing costs and bond prem. (1)	2.0	1.8
Income tax expense (benefit)	1.4	1.9
Depreciation, depletion and amortization	44.2	45.3
1st half 2004 Non-cash adjustments	(0.3)	4.1

ADJUSTED EBITDA **	$67.8	$74.4

(1)	Included in interest expense
*	NOTE - For this purpose, net cash provided by operating activities and net income have been calculated using only information contained in public guidance provided by the Company. There may be material cash or non-cash items which affect net cash provided by operating activities and net income that have been excluded from guidance and this calculation.
**	NOTE - Management believes that adjusted EBITDA and discretionary cash flow are relevant and useful information which are commonly used by analysts, investors and other interested parties in the oil and gas industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of Mission’s ability to meet its future requirements for debt service, capital expenditures and working capital. Adjusted EBITDA and discretionary cash flow should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles (“GAAP”) or as a measure of our profitability or liquidity. Adjusted EBITDA and discretionary cash flow exclude components that are significant in understanding and assessing our results of operations and cash flows. In addition, adjusted EBITDA and discretionary cash flow are not terms defined by GAAP and, as a result, our measures of adjusted EBITDA and discretionary cash flow might not be comparable to similarly titled measures used by other companies.

HEDGING SCHEDULE

OIL (BBL/D)					GAS (MMBTU/D)

	Volume	Swap	Floor	Ceiling		Volume	Floor	Ceiling
Third Quarter 2004					Third Quarter 2004
	2,500	24.30				5,000	3.70	4.04
						5,000	5.00	5.75
						5,000	5.50	7.50
						2,000	4.50	5.10
						2,000	4.75	5.35

	2,500	24.30	—	—		19,000	4.71	5.65

Fourth Quarter 2004					Fourth Quarter 2004
	2,500	23.97				5,000	3.85	4.23
	500		35.00	46.15		5,000	5.00	6.10
						2,500	5.50	8.06
						2,000	4.50	5.45
						2,000	4.75	5.90

	3,000	23.97	35.00	46.15		16,500	4.64	5.73

	Volume	Swap	Floor	Ceiling		Volume	Floor	Ceiling
First Quarter 2005					First Quarter 2005
	1,000		26.50	29.51		5,000	5.00	10.10
	500		27.50	29.25		3,000	4.75	7.25
	500		28.07	32.47		2,000	5.00	10.50
	500		35.00	43.15		1,000	4.75	6.60

	2,500		28.71	32.78		1,000	4.25	6.32

						12,000	4.85	8.85

Second Quarter 2005					Second Quarter 2005
	1,000		26.00	28.86		3,000	4.50	5.62
	500		27.00	28.65		2,000	5.00	6.85
	500		35.00	40.90		1,000	5.00	6.00

	2,000		28.50	31.82		1,000	4.50	5.15

						1,000	4.25	4.92

						8,000	4.66	5.83

Third Quarter 2005					Third Quarter 2005
	1,000		26.00	27.81		3,000	4.50	5.62
	500		26.50	28.08		2,000	5.00	6.85
	500		34.00	40.45		1,000	5.00	5.95

	2,000		28.13	31.04		1,000	4.50	5.19

						1,000	4.25	4.72

						8,000	4.66	5.80

Fourth Quarter 2005					Fourth Quarter 2005
	1,000		26.00	27.09		3,000	4.50	6.01
	500		26.00	27.80		2,000	5.00	7.50
	500		33.00	40.60		1,000	5.00	6.42

	2,000		27.75	30.65		1,000	4.50	5.62

						1,000	4.25	5.14

						8,000	4.66	6.28

HEDGING SCHEDULE

	Volume	Swap	Floor	Ceiling		Volume	Floor	Ceiling
First Quarter 2006					First Quarter 2006
	500		32.00	40.15		2,000	5.00	8.00
	250		26.46	30.90

	750		30.15	37.07

Second Quarter 2006
	500		32.00	39.15
	250		26.29	30.75

	750		30.10	36.35

Third Quarter 2006
	500		31.00	39.35
	250		26.24	30.51

	750		29.41	36.40

Fourth Quarter 2006
	500		31.00	38.80
	250		26.03	30.15

	750		29.34	35.92

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISSION RESOURCES CORPORATION

Date: August 5, 2004	By:	/s/ Ann Kaesermann
	Name:	Ann Kaesermann
	Title:	Vice President – Accounting & Investor Relations - CAO